Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

January 29, 2009

INVESTOR RELATIONS EARNINGS RELEASE

2008 YEAR END SUMMARY

•        GAAP (generally accepted accounting principles) earnings were $646 million, or $1.46 per diluted share in 2008, compared with $577 million, or $1.35 per diluted share, in 2007.

•        Ongoing diluted earnings per share were $1.45 in 2008, compared with $1.43 per share in 2007.

•        2008 ongoing earnings of $1.45 were within Xcel Energy’s stated guidance range of $1.45 to $1.50 per share.

•        Xcel Energy reaffirms its 2009 earnings guidance of $1.45 to $1.55 per diluted share.

MINNEAPOLIS – Xcel Energy Inc. (NYSE: XEL) today reported 2008 GAAP earnings of $646 million, or $1.46 per  share, compared with $577 million, or $1.35 per  share, in 2007. Ongoing earnings, adjusted for certain non-recurring items, were $1.45 per share in 2008, compared with $1.43 per share in 2007.

Ongoing earnings for 2008 were slightly higher than last year primarily due to higher electric and natural gas margins, reflecting various increases in base rates and rider recovery and AFUDC-equity earnings.  The impact of electric and natural gas margins was partially offset by the negative impact of weather when comparing the periods.  Partially offsetting these positive factors were higher depreciation, interest expense and dilution.

GAAP earnings for 2008 earnings were higher than last year, primarily due to a 2007 charge associated with the resolution of a corporate-owned life insurance (COLI) dispute with the Internal Revenue Service (IRS).

“Overall, 2008 was a challenging year due to the global financial crisis and economic downturn.  However, we successfully managed through the credit and liquidity crisis by issuing over $2 billion of debt and equity prior to the market collapse.  As a result, we believe we are well positioned to implement our strategy of investing in our utility business.  In addition, while our ongoing earnings were lower than we originally anticipated, we were pleased to deliver results within our 2008 guidance range,” said Richard C. Kelly, chairman, president and chief executive officer.  “At this time, we are reaffirming our 2009 earnings guidance of $1.45 to $1.55 per diluted share.”

Earnings Adjusted for Certain Non-recurring Items (Ongoing Earnings - Note 7)

During 2007, Xcel Energy resolved a dispute with the IRS regarding its COLI program.  Excluding the impact of the COLI program, Xcel Energy’s ongoing 2008 earnings were $641 million, or $1.45 per share, compared with 2007 ongoing earnings of $612 million or $1.43 per share. The following table provides a reconciliation of GAAP earnings per share to ongoing earnings per share for 2008 and 2007:

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
Diluted earnings (loss) per share	2008	2007	2008	2007
Ongoing earnings per share	$0.35	$0.30	$1.45	$1.43
PSR Investments Inc. (PSRI)/COLI IRS settlement	0.01	0.01	0.01	(0.08)
GAAP earnings per share	$0.36	$0.31	$1.46	$1.35

At 10 a.m. CST today, Xcel Energy will host a conference call to review financial results.  To participate in the call, please dial in five to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:

(800) 218-0713

International Dial-In:	(303) 228-2960

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s Web site at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 1 p.m. CST on January 29 through 11:59 p.m. CST on January 31.

Replay Numbers

US Dial-In:

(800) 405-2236

International Dial-In:	(303) 590-3000
Access Code:	11123303#

Except for the historical statements contained in this release, the matters discussed herein, including our 2009 full year EPS guidance and assumptions, are forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2007.

For more information, contact:

Paul Johnson, Managing Director, Investor Relations and Assistant Treasurer	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
(Amounts in Thousands, Except Per Share Data)	2008	2007	2008	2007
Operating revenues
Electric	$1,978,829	$1,912,961	$8,682,993	$7,847,992
Natural gas	706,287	669,281	2,442,988	2,111,732
Other	22,457	20,977	77,175	74,446
Total operating revenues	2,707,573	2,603,219	11,203,156	10,034,170

Operating expenses
Electric fuel and purchased power	1,076,542	1,023,680	4,947,979	4,136,994
Cost of natural gas sold and transported	533,968	498,021	1,832,699	1,547,622
Cost of sales — other	6,987	10,191	21,082	24,370
Other operating and maintenance expenses	437,571	487,146	1,777,933	1,788,885
Conservation and demand-side management program expenses	25,435	25,754	117,713	101,772
Depreciation and amortization	205,867	202,200	828,379	805,731
Taxes (other than income taxes)	68,360	67,286	286,580	277,723
Total operating expenses	2,354,730	2,314,278	9,812,365	8,683,097
Operating income	352,843	288,941	1,390,791	1,351,073

Interest and other income, net	14,871	7,778	43,977	10,948
Allowance for funds used during construction - equity	18,041	11,913	63,519	37,207

Interest charges and financing costs
Interest charges — includes other financing costs of $5,096, $4,891, $20,390 and $21,410, respectively	147,248	129,610	552,919	520,037
Interest and penalties related to COLI settlement	—	—	—	43,401
Allowance for funds used during construction - debt	(10,290)	(10,464)	(39,038)	(34,593)
Total interest charges and financing costs	136,958	119,146	513,881	528,845

Income from continuing operations before income taxes	248,797	189,486	984,406	870,383
Income taxes	85,240	54,517	338,686	294,484
Income from continuing operations	163,557	134,969	645,720	575,899
Income (loss) from discontinued operations, net of tax	518	(927)	(166)	1,449
Net income	164,075	134,042	645,554	577,348
Dividend requirements on preferred stock	1,060	1,060	4,241	4,241
Earnings available to common shareholders	$163,015	$132,982	$641,313	$573,107

Weighted average common shares outstanding
Basic	451,748	423,806	437,054	416,139
Diluted	455,174	434,009	441,813	433,131
Earnings per share — basic
Income from continuing operations	$0.36	$0.31	$1.47	$1.38
Income from discontinued operations	—	—	—	—
Earnings per share — basic	$0.36	$0.31	$1.47	$1.38
Earnings per share — diluted
Income from continuing operations	$0.36	$0.31	$1.46	$1.35
Income from discontinued operations	—	—	—	—
Earnings per share — diluted	$0.36	$0.31	$1.46	$1.35

Cash dividends declared per common share	$0.24	$0.23	$0.94	$0.91

 XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the diluted earnings per share contributions of Xcel Energy’s businesses:

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
Diluted earnings (loss) per share	2008	2007	2008	2007
Regulated utility — continuing operations (Note 2)	$0.38	$0.33	$1.59	$1.55
Holding company and other costs	(0.03)	(0.03)	(0.14)	(0.12)
Ongoing earnings per share	0.35	0.30	1.45	1.43
PSRI/COLI IRS settlement (Note 7)	0.01	0.01	0.01	(0.08)
Total diluted earnings per share	$0.36	$0.31	$1.46	$1.35

The following table summarizes significant components contributing to the changes in the three- and twelve- month periods ended Dec. 31, 2008 diluted earnings per share, compared with the same periods in 2007, which are discussed in more detail later in this release.

	Three months ended Dec. 31,	Twelve months ended Dec. 31,
2007 GAAP earnings per share	$0.31	$1.35
PSRI/COLI IRS settlement	(0.01)	0.08
2007 ongoing earnings per share	0.30	1.43

Components of change — 2008 vs. 2007
Lower operating and maintenance expenses	0.07	0.02
Higher electric margins	0.02	0.03
Higher natural gas margins	—	0.06
Higher allowance for funds used during construction — equity	0.01	0.06
Higher depreciation and amortization	—	(0.03)
Higher conservation and demand-side management program expenses	—	(0.02)
Higher financing costs	(0.03)	(0.05)
Dilution from common equity issuance, DRIP and benefit plans	(0.02)	(0.03)
Other	0.01	(0.01)
2008 GAAP earnings per share	0.36	1.46
2008 PSRI/COLI IRS settlement	(0.01)	(0.01)
2008 ongoing earnings per share	$0.35	$1.45

Note 2.  Regulated Utility Results — Continuing Operations

Estimated Impact of Temperature Changes on Earnings — The following table summarizes the estimated impact of temperature variations on results, compared with sales under normal weather conditions.

	Three months ended Dec. 31,			Twelve months ended Dec. 31,
	2008 vs. Normal	2007 vs. Normal	2008 vs. 2007	2008 vs. Normal	2007 vs. Normal	2008 vs. 2007
Retail electric	$0.00	$0.00	$0.00	$(0.01)	$0.06	$(0.07)
Firm natural gas	0.00	0.00	0.00	0.01	0.00	0.01
Total	$0.00	$0.00	$0.00	$0.00	$0.06	$(0.06)

Sales Growth — The following table summarizes Xcel Energy’s regulated sales growth for actual and weather-normalized energy sales for the three- and twelve-month periods ended Dec. 31, 2008, compared with the same periods in 2007.  The year-end sales growth amounts for 2008 have been adjusted for leap year.

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
	Actual	Normalized	Actual	Normalized
Electric residential	0.2%	0.2%	(2.0)%	0.0%
Electric commercial and industrial	1.7	1.8	1.5	2.4
Total retail electric sales	1.3	1.3	0.5	1.7
Firm natural gas sales	3.0	1.4	4.9	1.9

During 2008, we experienced flat electric residential sales, primarily driven by a decline in the NSP-Minnesota region.  We believe the flat sales growth is a reflection of a recent shift in customer behavior, in part, attributable to the overall economic conditions as well as conservation efforts.

Electric — The following tables detail the electric revenues and margin:

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
(Millions of dollars)	2008	2007	2008	2007
Electric revenues	$1,979	$1,913	$8,683	$7,848
Electric fuel and purchased power	(1,077)	(1,024)	(4,948)	(4,137)
Electric margin	$902	$889	$3,735	$3,711

The following table summarizes the components of the changes in electric margin for the three-and twelve-months ended Dec. 31, 2008:

(Millions of dollars)	Three months ended Dec. 31, 2008 vs. 2007	Twelve months ended Dec. 31, 2008 vs. 2007
Retail rate increases (Wisconsin, North Dakota, Texas interim and New Mexico)	$17	$48
Conservation and non-fuel riders	10	28
Sales growth (excluding weather impact)	6	30
Metropolitan Emissions Reduction Project (MERP) rider	6	23
Increased margin due to leap year (weather normalized impact)	—	9
Estimated impact of weather	—	(49)
Purchased capacity costs	(19)	(30)
Retail customer sales mix	1	(8)
Trading margin	(7)	(10)
Revenue subject to refund due to change in nuclear refueling outage recovery method	(2)	(18)
Other, including fuel recovery	1	1
Total increase in electric margin	$13	$24

Natural Gas — The following table details the changes in natural gas revenues and margin. The cost of natural gas tends to vary with changing sales requirements and the unit cost of natural gas purchases. However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin.

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
(Millions of dollars)	2008	2007	2008	2007
Natural gas revenues	$706	$669	$2,443	$2,112
Cost of natural gas sold and transported	(534)	(498)	(1,833)	(1,548)
Natural gas margin	$172	$171	$610	$564

The following table summarizes the components of the changes in natural gas margin for the three-and twelve-months ended Dec. 31, 2008:

	Three months ended Dec. 31,	Twelve months ended Dec. 31,
(Millions of dollars)	2008 vs. 2007	2008 vs. 2007
Base rate increase – Colorado and Wisconsin	$2	$24
Estimated impact of weather	2	10
Sales growth (excluding weather impact)	1	5
Conservation revenues	(1)	3
Increased margin due to leap year (weather normalized impact)	—	1
Other	(3)	3
Total increase in natural gas margin	$1	$46

Other Operating and Maintenance Expenses — Other operating and maintenance expenses for the fourth quarter of 2008 decreased by $50 million, or 10.2 percent as compared with the same period in 2007.  Other operating and maintenance expenses for 2008 decreased by $11 million, or 0.6 percent, compared with 2007.  The following table summarizes the components of the changes in other operating and maintenance expenses for the three- and twelve- months ended Dec. 31, 2008:

	Three months ended Dec. 31,	Twelve months ended Dec. 31,
(Millions of dollars)	2008 vs. 2007	2008 vs. 2007
Nuclear outage expenses, net of deferral	$8	$(13)
Higher uncollectible receivable costs	7	7
Lower employee benefit costs	(21)	(39)
Higher (lower) plant generation costs	(15)	9
Higher (lower) consulting costs	(7)	7
Higher (lower) material costs	(4)	2
Higher (lower) contract labor	(4)	4
Higher (lower) labor costs	(1)	22
Other, including nuclear plant operation costs	(13)	(10)
Total decrease in other operating and maintenance expenses	$(50)	$(11)

The following provides an explanation of the year-to-date change in certain items listed in the table above for 2008 as compared to 2007:

•                  The decline in nuclear outage expenses is due to the Minnesota Public Utilities Commission (MPUC), North Dakota Public Service Commission (NDPSC) and South Dakota Public Utilities Commission (SDPUC) approving the change in recovery methods for costs associated with refueling outages at our nuclear plants from the direct expense method to the deferral and amortization method, effective Jan. 1, 2008.   An accrual was also recorded to lower revenue, reflecting a liability for a customer refund relating to this decision.

•                  Lower employee benefit costs are due to eliminating our annual performance based incentive plan payout for 2008.

•                  The higher plant generation costs were primarily attributable to scheduled and unplanned maintenance.

•                  The increase in labor costs was attributable to annual wage increases, the insourcing of certain functions and additional employees to support system growth.

Depreciation and Amortization — Depreciation and amortization expense increased by approximately $3.7 million, or 1.8 percent, for the fourth quarter of 2008, and increased by $22.6 million, or 2.8 percent for 2008, compared with the same periods in 2007.  The increases were primarily due to planned system expansion.  These increases were partially offset by a decrease in depreciation due to the MPUC approval of two NSP-Minnesota depreciation filings in September 2008 and a NDPSC settlement agreement in December 2008.

Conservation and Demand Side Management (DSM) — Conservation and DSM expense decreased approximately $0.3 million, or 1.2 percent for the fourth quarter of 2008 and increased $15.9 million, or 15.7 percent, for 2008, compared to the same periods in 2007.  The higher expense for 2008 is attributable to the expansion of programs and is designed, in part, to meet regulatory commitments.  Conservation and DSM program expenses are generally recovered through riders in Xcel Energy’s major jurisdictions or through general rate cases.

Interest and Other Income, net — Interest and other income increased by $7.1 million, for the fourth quarter of 2008, and $33.0 million, for 2008, compared with the same periods in 2007.  The increase is primarily due to PSRI’s termination of the COLI program in 2007, which eliminated certain expenses.

Allowance for Funds Used During Construction, Equity and Debt (AFUDC) — AFUDC increased by approximately $6.0 million, or 26.6 percent, for the fourth quarter of 2008, and increased by $30.8 million, or 42.8 percent, for 2008 when compared with the same periods in 2007.  The increase was due primarily to the construction of Comanche 3, which is nearing its final phase and other construction projects.

Interest charges — Interest charges increased by approximately $17.6 million, or 13.6 percent, for the fourth quarter of 2008, and increased by $32.9 million, or 6.3 percent, for 2008 when compared to the same periods in 2007.  The increase was primarily the result of increased debt levels to fund our rate base growth strategy.

Income Taxes — Income taxes for continuing operations increased by $30.7 million for the fourth quarter of 2008, compared with 2007.  The effective tax rate for continuing operations was 34.3 percent for the fourth quarter of 2008, compared with 28.8 percent for the same period in 2007.  The increase in income tax expense and the higher effective tax rate for fourth quarter 2008 as compared with 2007 was primarily due to an increase in pretax income.

Income taxes for continuing operations increased by $44.2 million for 2008, compared with 2007.  The increase in income tax expense was primarily due to an increase in pretax income in 2008. The effective tax rate for continuing operations was 34.4 percent for 2008, compared with 33.8 percent for 2007.

Note 3.  Xcel Energy Capital Structure and Financing

Following is the preliminary capital structure of Xcel Energy at Dec. 31, 2008:

(Billions of dollars)	Balance at Dec. 31. 2008	Percentage of Total Capitalization
Current portion of long-term debt	$0.6	4%
Short-term debt	0.4	2
Long-term debt	7.7	49
Total debt	8.7	55

Preferred equity	0.1	1
Common equity	7.0	44
Total equity	7.1	45

Total capitalization	$15.8	100%

Xcel Energy generally expects to fund its operations and capital investments through internally generated funds and by periodically issuing short-term debt, long-term debt, common stock, preferred stock and hybrid securities.

During the fourth quarter of 2008, Xcel Energy issued the following securities:

•                  In November 2008, we issued $250 million of 8.75 percent Senior Notes, series due 2018 at Southwestern Public Service Company (SPS)

Current debt financing plans for 2009 include the following:

•                  Approximately $400 million of first mortgage bonds at Northern States Power Co. (NSP-Minnesota).

•                  Approximately $400 million of first mortgage bonds at Public Service Company of Colorado (PSCo).

These financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions and other factors.

Note 4.  Liquidity

Xcel Energy expects to meet future financing requirements by periodically issuing short-term debt, long-term debt, common stock, preferred securities and hybrid securities to maintain desired capitalization ratios.

Short-Term Funding Sources —Xcel Energy uses a number of sources to fulfill short-term funding needs, including operating cash flow, notes payable, commercial paper and bank lines of credit. The amount and timing of short-term funding needs depend in large part on financing needs for construction expenditures, working capital and dividend payments.

General — As a result of recent volatile conditions in global capital markets, general liquidity in short-term credit markets has been periodically constrained.  Xcel Energy has maintained access to short-term liquidity through the A2/P2 commercial paper market and utilization of direct borrowing on committed credit agreements. In addition, Xcel Energy’s overall liquidity  was strengthened by the issuance of long-term debt, equity and hybrid securities completed during 2008.  The proceeds from these financings were used to refinance maturing debt obligations, repay short-term debt and general corporate purposes.

Pension Fund — Xcel Energy’s pension costs and funding requirements are projected to increase, as a result of the overall distressed global financial conditions and decline in valuations of both the equity and debt markets.  Xcel Energy’s pension assets are invested in a diversified portfolio of domestic and international equity securities, fixed income securities, real estate and alternative investments, including private equity funds and a commodities index. With the recent decline in asset value in our pension plans, we expect to have 2009 funding requirements of $70 million to $130 million. At this time, pension funding contributions for 2010, which will be dependent on several factors including, realized asset performance, future discount rate, IRS and legislative initiatives as well as other actuarial assumptions, are estimated to range between $150 million to $250 million.  For more information, please refer to the following table:

(Billions of dollars)	Dec. 31. 2008	Dec. 31. 2007
Fair value of pension assets	$2,185	$3,186
Projected benefit obligation(a)	2,598	2,662
Funded status	$(413)	$524

(a) – excludes non-qualified plan of $46 million and $42 million at Dec. 31, 2008 and 2007, respectively.

Pension assumptions	2009	2008
Discount rate	6.75%	6.25%
Expected long-term rate of return	8.50	8.75

Commercial Paper — Xcel Energy, NSP-Minnesota, PSCo and SPS each have individual commercial paper programs. The authorized levels for these commercial paper programs are:

•                  $800 million for Xcel Energy,

•                  $500 million for NSP-Minnesota,

•                  $700 million for PSCo, and

•                  $250 million for SPS.

Xcel Energy and Utility Subsidiary Credit Facilities — As of Jan. 21, 2009, Xcel Energy had the following credit facilities available to meet its liquidity needs:

(Millions of Dollars) Company	Facility(1)	Drawn(2)	Available	Cash(3)	Liquidity	Maturity
NSP-Minnesota	$482	$51	$431	$2	$433	December 2011
PSCo	675	5	670	1	671	December 2011
SPS	248	12	236	229	465	December 2011
Xcel Energy – Holding Company	772	451	321	1	322	December 2011
NSP-Wisconsin(4)	—	—	—	58	58
Total	$2,177	$519	$1,658	$291	$1,949

(1)  Reflects a reduction in the commitments resulting from the Lehman Brothers bankruptcy, which reduce the credit facilities by $73 million, collectively.

(2)  Includes direct borrowings, outstanding commercial paper and letters of credit.

(3)  Reflects the payment of common dividends on Jan. 20, 2009.

(4) NSP-Wisconsin does not have a separate credit facility; however, it has a borrowing agreement with NSP-Minnesota.

Credit Agency Ratings — Short-term and long-term borrowings, as a source of funding, are affected by regulatory actions, capital markets conditions and credit agency ratings. The following ratings reflect the views of Moody’s Investor Services, Inc. (Moody’s), Standard & Poor’s Ratings Services (S&P’s), and Fitch Ratings (Fitch).  A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency. As of Jan. 20, 2009, the following table represents the credit ratings assigned to various Xcel Energy companies:

Company	Credit Type	Moody’s	S & P’s	Fitch
Xcel Energy	Senior Unsecured Debt	Baa1	BBB	BBB+
Xcel Energy	Commercial Paper	P-2	A-2	F2
NSP-Minnesota	Senior Unsecured Debt	A3	BBB+	A
NSP-Minnesota	Senior Secured Debt	A2	A	A+
NSP-Minnesota	Commercial Paper	P-2	A-2	F1
NSP-Wisconsin	Senior Unsecured Debt	A3	A-	A
NSP-Wisconsin	Senior Secured Debt	A2	A	A+
PSCo	Senior Unsecured Debt	Baa1	BBB+	A-
PSCo	Senior Secured Debt	A3	A	A
PSCo	Commercial Paper	P-2	A-2	F2
SPS	Senior Unsecured Debt	Baa1	BBB+	BBB+
SPS	Commercial Paper	P-2	A-2	F2

On Nov. 5, 2008, S&P increased the senior unsecured credit ratings of NSP-Minnesota, NSP-Wisconsin and PSCo by one notch.

Note 5.  Rates and Regulation

Pending Rate Cases

NSP- Minnesota - Minnesota Electric Rate Case — On Nov. 2, 2008, NSP-Minnesota filed a request with the MPUC to increase electric rates in Minnesota by $156 million, or 6.05 percent.  The request is based on a 2009 forecast test year, electric rate base of  $4.1 billion, a requested return on equity (ROE) of 11.0 percent and an equity ratio of 52.5 percent.

In December 2008, the MPUC approved interim rates of $132 million, or 5.12 percent, effective Jan. 2, 2009.  The primary difference between interim rate levels approved and our request of $156 million is due to a previously authorized ROE of 10.54 percent compared to our requested ROE of 11.0 percent.

A decision is expected in October 2009.  The following schedule has been established:

•                  Direct testimony on April 7, 2009;

•                  Rebuttal on May 5, 2009;

•                  Surrebuttal May 26, 2009; and

•                  Evidentiary hearings June 2-9, 2009.

PSCo - Colorado Electric Rate Case — On Nov. 14, 2008, PSCo, filed with Colorado Public Utilities Commission  (CPUC) a request to increase Colorado electric rates by approximately $174.7 million, or 7.4 percent.   The rate filing is based on a 2009 forecast test year, an electric rate base of approximately $4.15 billion, a requested ROE of 11.0 percent and an equity ratio of 58.08 percent.

A final decision is expected in the summer of 2009.  The following schedule has been established:

•                  Answer Testimony for all intervenors on Feb.13, 2009;

•                  Rebuttal and Cross-Answer Testimony on March 20, 2009;

•                  Surrebuttal testimony for all intervenors on April 10, 2009;

•                  Hearings are scheduled for April 20-May 1, 2009,

•                  Statement of Position on May 12, 2009.

SPS - Texas Electric Retail Rate Case — On June 12, 2008, SPS filed a rate case with Public Utility Commission of Texas (PUCT), seeking an annual rate increase of approximately $61.3 million, or approximately 5.9 percent.  Base revenues are proposed to increase by $94.4 million, while fuel and purchased power revenue will decline by $33.1 million, primarily due to fuel savings from the Lea Power Partners LLC (LPP) purchase power agreement.

The rate filing is based on a 2007 test-year adjusted for known and measurable changes, a requested ROE of 11.25 percent, an electric rate base of $989.4 million and an equity ratio of 51.0 percent. The interim rates of $18 million for costs associated with the LPP power purchase agreement went into effect in September 2008. The parties have been in active negotiations since November and SPS is hopeful that they will be able to reach a settlement agreement in the near future.

SPS — New Mexico Retail Electric Rate Case — On Dec. 18, 2008, SPS filed with the New Mexico commission a request to increase electric rates in New Mexico by approximately $24.6 million, or 5.1 percent. The request is based on a historic test year (split year based on year-ending June 30, 2008), an electric rate base of $321 million, an equity ratio of 50 percent and a requested ROE of 12 percent.  SPS also requested interim rates to allow it to begin recovering the cost of the Lea Power facility of approximately $7.6 million.  The New Mexico Public Regulation Commission (NMPRC) has set the interim rate request for hearing for March 19, 2009.

On January 12, 2009, the Staff and the Attorney General (AG) requested that the NMPRC suspend SPS’ advice notice and deny our request for interim relief. The staff stated that the standard for interim relief requires clear and convincing evidence of a financial emergency, which SPS has failed to provide.  The AG stated that our testimony does not rise to the level required for the NMPRC to grant interim relief.

SPS 2008 Wholesale Rate Case — On March 31, 2008, SPS filed a wholesale electric rate case.  SPS is seeking an annual revenue increase of $14.9 million or an overall 5.14 percent increase, based on 12.20 percent requested ROE.  Four New Mexico Cooperatives filed a motion for dismissal and protest in April 2008.

On May 30, 2008, the Federal Energy Regulatory Commission (FERC) conditionally accepted and suspended the rates and established hearing and settlement procedures.  The FERC granted a one-day suspension of rates instead of 180 days.  The LPP plant achieved commercial operations in September 2008 and the proposed base rates, based on a 10.25 percent ROE and a 12-coincident peak demand allocator, became effective, subject to refund.  A pre-hearing conference has been set for Jan. 29, 2009.  A decision is pending.

Completed Rate Cases

NSP-Minnesota - North Dakota Electric Rate Case — On Dec. 7, 2007, NSP-Minnesota filed with the NDPSC, a request to increase electric rates by $20.5 million, which would be an $18.2 million impact to NSP-Minnesota due to the transfer of certain costs and revenues between base rates and the fuel cost recovery mechanism.  The request is based on a common equity ratio of 51.77 percent, a ROE of 11.5 percent and a rate base of approximately $242 million.  Interim rates of $17.2 million were effective on Feb. 5, 2008.

The NDPSC approved a settlement agreement on Dec. 31, 2008, which calls for a base rate increase of $12.8 million, based on an authorized ROE of 10.75 percent.  Key terms of the settlement are listed below:

•                  Adjustments in depreciation expenses related to service life changes for generation plants and removal rates for transmission and distribution plant, resulting in a $2.5 million decrease in the revenue deficiency.

•                  Sharing of wholesale margins, refunding to customers 85 percent of asset-based wholesale margins and 50 percent of non-asset-based margins through the fuel clause.  Test year wholesale margins to be shared with customers are estimated to be $1.9 million.

•                  An electric rate moratorium, under which NSP-Minnesota agreed to not implement an increase in electric rates until Jan. 1, 2011.

•                  Sharing of any earnings in excess of the authorized 10.75 percent ROE, providing customers 50 percent of any earnings above 10.75 percent and 75 percent of any earnings above 11.25 percent.

•                  The MPUC terminated the 2005 proceeding regarding recovery of MISO Day 2 market charges and approved fuel clause adjustment (FCA) recovery of all Day 2 charges through the FCA retroactively and prospectively.

Based on the final order, there is an estimated refund of interim rates of $6.3 million, expected to be completed by June 1, 2009.  This refund was accrued for in 2008 and will have no impact on 2009 results.  Final rates will be implemented for service on and after March 1, 2009.

NSP-Wisconsin - Electric Limited Reopener 2009 Rate Case — On Aug. 1, 2008, NSP-Wisconsin filed with the Public Service Commission of Wisconsin (PSCW) a request to increase retail electric rates by $47.1 million.  In the application, NSP-Wisconsin requested the PSCW to reopen the 2008 base rate case for the limited purpose of adjusting 2009 electric rates to reflect forecasted increases in production and transmission costs, as authorized by the PSCW.  No changes were requested to the capital structure or ROE authorized by the PSCW in the 2008 base rate case.

On Dec. 30, 2008, the PSCW issued an order approving the stipulation agreement, entered into between NSP-Wisconsin and various intervenors, authorizing a $5.6 million rate increase.  The original request of $47.1 million was reduced by $31.6 million due to the dramatic decline in market prices for fuel and purchased power, $5.5 million for a change in nuclear outage accounting and $4.4 million due to other adjustments.

Further, in accordance with the stipulation agreement, an estimated 2008 interim fuel surcharge refund liability of $9.8 million, previously recorded in 2008, will be offset by the $5.6 million 2009 rate increase, and the remaining liability will be refunded to customers in the first quarter of 2009, after the PSCW completes its final review of 2008 actual fuel costs.

Note 6.  Xcel Energy Earnings Guidance

Xcel Energy’s 2009 earnings guidance is $1.45 to $1.55 per share.  Key assumptions are detailed below:

•                  Normal weather patterns are experienced for the year.

•                  Reasonable regulatory outcomes in the Minnesota electric rate case, the Colorado electric rate case, the Texas electric rate case, the New Mexico electric rate case, the SPS FERC wholesale electric rate cases and other rate cases that may be filed during the year.

•                  Various riders, associated with MERP, Minnesota and Colorado transmission and Minnesota renewable energy, are expected to increase revenue by approximately $50 million to $60 million over 2008 levels.

•                  Weather adjusted electric retail sales growth of 0.0 percent to 0.5 percent.

•                  Weather adjusted retail firm natural gas sales decline by approximately (1.0) percent to 0.0 percent.

•                  Capacity costs are projected to increase approximately $45 million over 2008 levels.  Capacity costs at PSCo are recovered under the purchased capacity cost adjustment.

•                  Operating and maintenance expenses are projected to increase:

•                  Nuclear (including outage amortization) $55 million

•                  Pension and medical $25 million

•                  Other (including incentive compensation) $75 million - $125 million

•                  Depreciation and amortization expense is projected to increase approximately $80 million to $90 million over 2008.

•                  Interest expense increases approximately $20 million to $30 million over 2008 levels.

•                  Allowance for funds used during construction-equity decreases approximately $5 million to $10 million over 2008.

•                  An effective tax rate for continuing operations of approximately 33 percent to 35 percent.

•                  Average common stock and equivalents of approximately 457 million shares.

Note 7.  Non-GAAP Reconciliation

The following table provides a reconciliation of GAAP earnings to ongoing earnings:

	Three months ended Dec. 31,		Twelve months ended Dec. 31,
(Thousand of dollars)	2008	2007	2008	2007
Ongoing earnings	$158,586	$131,504	$641,122	$612,013
PSRI/COLI IRS settlement	4,971	3,465	4,598	(36,114)
Total continuing operations	163,557	134,969	645,720	575,899
Income (loss) from discontinued operations	518	(927)	(166)	1,449
GAAP earnings	$164,075	$134,042	$645,554	$577,348

As a result of the termination of the COLI program, Xcel Energy’s management believes that ongoing earnings provide a more meaningful comparison of earnings results between different periods in which the COLI program was in place and is more representative of Xcel Energy’s fundamental core earnings power.  Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the board of directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors.

XCEL ENERGY INC. AND SUBSIDIARIES

UNAUDITED EARNINGS RELEASE SUMMARY

All amounts in thousands, except earnings per share

Three months ended Dec. 31,	2008	2007
Operating revenues:
Electric and natural gas and trading revenues	$2,685,116	$2,582,242
Other	22,457	20,977
Total operating revenues	2,707,573	2,603,219

Income from continuing operations	163,557	134,969
Income (loss) from discontinued operations	518	(927)
Net income	164,075	134,042

Earnings available to common shareholders	163,015	132,982
Weighted average diluted common shares outstanding	455,174	434,009

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$0.38	$0.33
Holding company and other costs	(0.03)	(0.03)
Earnings per share - ongoing operations	0.35	0.30
PSRI/COLI IRS settlement	0.01	0.01

Total earnings per share	$0.36	$0.31

Twelve months ended Dec. 31,	2008	2007
Operating revenues:
Electric and natural gas and trading revenues	$11,125,981	$9,959,724
Other	77,175	74,446
Total operating revenues	11,203,156	10,034,170

Income from continuing operations	645,720	575,899
Income (loss) from discontinued operations	(166)	1,449
Net income	645,554	577,348

Earnings available to common shareholders	641,313	573,107
Weighted average diluted common shares outstanding	441,813	433,131

Segments and Components of Earnings per Share — Diluted
Regulated utility segments — continuing operations	$1.59	$1.55
Holding company and other costs	(0.14)	(0.12)
Earnings per share - ongoing operations	1.45	1.43
PSRI/COLI IRS settlement	0.01	(0.08)

Total earnings per share	$1.46	$1.35

Book value per share	$15.35	$14.70